Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Leadtec Systems Australia Pty Ltd:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-192392, 333-182097 and 333-174026) and on Form S-8 (Nos. 333-193544, 333-185972, 333-182007, 333-179236, 333-172073, 333-167315 and 333-167314) of SPS Commerce, Inc. of our report dated September 4, 2014, with respect to the consolidated statements of financial position of Leadtec Systems Australia Pty Ltd as of June 30, 2014 and 2013 and July 1, 2012, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years ended June 30, 2014 and 2013, which report appears in the Form 8-K of SPS Commerce Inc. dated October 14, 2014.

/s/ KPMG

Melbourne, Australia

13 October 2014